    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998
                                         Registration Statement No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

                             Registration Statement
                                    Under the
                             Securities Act Of 1933

                  --------------------------------------------

                                 WorldCom, Inc.
             (Exact name of registrant as specified in its charter)
               Georgia                              58-1521612
     (State or other jurisdiction                 (IRS Employer
  of incorporation or organization)            Identification No.)
                              515 East Amite Street
                         Jackson, Mississippi 39201-2702
                    (Address of principal executive offices)

        Registrant's telephone number including area code: (601) 360-8600

                  --------------------------------------------


                        Copies of all correspondence to:
                            P. Bruce Borghardt, Esq.
                     General Counsel - Corporate Development
                                 WorldCom, Inc.
                      10777 Sunset Office Drive, Suite 330
                            St. Louis, Missouri 63127
                                 (314) 909-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              R. Randall Wang, Esq.
                             Denis P. McCusker, Esq.
                                 Bryan Cave LLP
                             One Metropolitan Square
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
           Title of each       Proposed maximum        Amount of
        class of securities       aggregate           registration
         to be registered     offering price(2)           fee
--------------------------------------------------------------------------------
          Debt Securities       $5,000,000,000        $ 1,475,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

     (2) Or, if any Debt Securities are issued (i) with a principal amount denominated in a foreign currency, such principal amount as shall result in an aggregate initial offering price the equivalent of $5,000,000,000 at the time of initial offering, or (ii) at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $5,000,000,000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 1998

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PRELIMINARY PROSPECTUS                                [GRAPHIC OMITTED]

                                 WorldCom, Inc.
                                 Debt Securities

     WorldCom, Inc. (the "Company" or "WorldCom") may offer from time to time, in one or more series, debentures, notes, bonds, or other obligations ("Debt Securities"), all having an aggregate initial public offering price not to exceed U.S. $5,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies, including European Currency Units. The Debt Securities may be offered separately or as units with other securities, in separate series in amounts, at prices, and on terms to be determined at or prior to the time of sale. The Debt Securities will be direct unsecured obligations of the Company.

     The specific terms of the Debt Securities with respect to which this Prospectus is being delivered will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering and sale of the Debt Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, among other things: the specific designation; aggregate principal amount; ranking; authorized denomination; maturity; rate or method of calculation of interest and dates for payment thereof; any index or formula for determining the amount of any principal, premium, or interest payment; any exchange, redemption, prepayment, or sinking fund provisions; the currency or currency unit in which principal, premium, or interest is payable; whether the securities are issuable in registered form or in the form of global securities; and the designation of the trustee acting under the applicable indenture. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listings on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Company may sell the Debt Securities directly to purchasers, through agents designated from time to time, or through underwriters or dealers, on terms determined by market conditions at the time of sale. If any agents, underwriters, or dealers are involved in the sale of the Debt Securities, the names of such agents, underwriters, or dealers and any applicable commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                                 --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                                 --------------

            The date of this Prospectus is __________________, 1998.

     No dealer, salesperson, or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, agent, or dealer. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made thereunder shall, under any circumstance, create an implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus and any related Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                TABLE OF CONTENTS

          Available Information.....................................2
          Incorporation Of Certain Documents By Reference...........3
          Cautionary Statement Regarding Forward-Looking Statements.3
          The Company...............................................4
          Recent Developments.......................................4
          Use Of Proceeds...........................................7
          Ratio Of Earnings To Fixed Charges........................7
          Description Of Debt Securities............................8
          Plan Of Distribution.....................................18
          Global Clearance, Settlement And Tax
           Documentation Procedures................................19
          Certain United States Federal
           Income Tax Documentation Requirements...................22
          Experts..................................................24

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other materials that are filed electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, DC 20006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Any statements contained in this Prospectus and accompanying Prospectus Supplement as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and the schedules thereto. For further information pertaining to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and such exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         "WorldCom" is a service mark of the Company.


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

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415) pursuant to the Exchange Act are incorporated herein by reference and shall be deemed to be a part hereof:

         (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (2) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

         (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996 and as amended on Forms 8-K/A filed November 4, 1996, November 20, 1996 and December 19, 1997), December 31, 1996 (filed January 15, 1997),
March 18, 1997 (filed March 24, 1997), March 26, 1997 (filed April 2, 1997), May 22, 1997 (filed June 6, 1997), June 30, 1997 (filed July 7, 1997), August 5,
1997 (filed August 5, 1997), August 8, 1997 (filed August 11, 1997), August 22, 1997 (filed August 25, 1997), August 28, 1997 (filed September 10, 1997), September 7, 1997 (filed September 17, 1997), October 1, 1997 (filed October 2,
1997), October 3, 1997 (filed October 3, 1997), October 9, 1997 (filed October 10, 1997), October 10, 1997 (filed October 14, 1997), October 14, 1997 (filed
October 14, 1997), October 15, 1997 (filed October 16, 1997), October 16, 1997 (filed October 17, 1997), October 23, 1997 (filed October 23, 1997), October 31, 1997 (filed November 3, 1997) and November 9, 1997 (filed November 12, 1997 and as amended on Forms 8-K/A-1 and 8-K/A-2 filed January 28, 1998).

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     References in this Prospectus to the "Company" include reference to WorldCom and/or its direct and indirect subsidiaries.

     This Prospectus incorporates documents by reference which are not presented herein and may not be delivered herewith, as indicated above. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to below which are incorporated herein by reference (other than exhibits to such documents unless they are specifically incorporated by reference into such documents). Requests for such copies should be directed to Stephanie Q. Scott, Director of Financial Reporting, WorldCom, Inc., 515 East Amite Street, Jackson, Mississippi 39201-2702; telephone number (601) 360-8600.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

    (i) Certain statements, including possible or assumed future results of operations of WorldCom, MCI Communications Corporation ("MCI"), CompuServe Corporation ("CompuServe"), Brooks Fiber Properties, Inc. ("BFP") and ANS Communications, Inc. ("ANS"), contained in "Recent Developments," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by WorldCom, including any statements contained herein or therein regarding the development of possible or assumed future results of operations of WorldCom's and MCI's businesses, the markets for WorldCom's and MCI's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger (the "MCI/WorldCom Merger") of MCI with and into a wholly owned subsidiary of WorldCom, the merger (the "CompuServe Merger") of a wholly owned subsidiary of WorldCom with and into CompuServe, the transactions (the "AOL Transaction") contemplated by the Purchase and Sale Agreement (the "AOL Agreement") with

America Online, Inc. ("AOL") or the merger (the "BFP Merger") of a wholly owned acquisition subsidiary of WorldCom with and into BFP;

     (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

     (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Potential purchasers of Debt Securities are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

     The independent public accountants have not examined or compiled the accompanying forward-looking statements or any forecasts or other projections referred to herein and, accordingly, do not provide any assurance with respect to such statements.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

     WorldCom, Inc. is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers, domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data, and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service, and interconnection via Network Access Points to Internet Service Providers ("ISPs"). In addition, WorldCom's subsidiary, UUNET, is an international ISP.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

                               RECENT DEVELOPMENTS

The MCI/WorldCom Merger

     On October 1, 1997, WorldCom announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of common stock of WorldCom, par value $0.01 ("WorldCom Common Stock"), subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Commission (the "MCI Offer"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal


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
to the MCI Exchange Ratio (as defined below), and each share of MCI Class A Common Stock, par value $.10 per share ("MCI Class A Common Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon. The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time; provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

     Based on the number of shares MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, outstanding rights and options to purchase shares of MCI Common Stock would be converted in the MCI/ WorldCom Merger to rights and options to acquire an aggregate of approximately 122,280,154 shares and 86,491,688 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

     The MCI/WorldCom Merger is subject to the approvals of the MCI stockholders and the WorldCom shareholders as well as approvals from the Federal Communications Commission, the Department of Justice ("DOJ") and various state government bodies. In addition, the MCI/WorldCom Merger is subject to review by the Commission of the European Communities. WorldCom anticipates that the MCI/WorldCom Merger will close in late spring or early summer of 1998.

     Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of MCI's stockholders of the MCI/WorldCom Merger or the MCI/WorldCom Merger Agreement, will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee paid by WorldCom to British Telecommunications plc ("BT"). Further, termination of the
MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of WorldCom's shareholders of the issuance of shares pursuant to the MCI/WorldCom Agreement, will require WorldCom to pay MCI $1.635 billion as a termination fee.

     Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

The CompuServe Merger

     On September 7, 1997, WorldCom entered into the Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc. ("Block Group"), CompuServe and a wholly-owned acquisition subsidiary of the Company providing for the CompuServe Merger. In the CompuServe Merger, each share of CompuServe common stock ("CompuServe Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe exchange ratio (the "CompuServe Exchange Ratio"), which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such


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

average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe Common Stock outstanding as of January 20, 1998 (assuming the conversion of CompuServe stock options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, 38,293,901 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the Hart-Scott-Rodino Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the CompuServe shares directly or indirectly owned by it (the "Block Shares," which, as of September 30, 1997, represented approximately 80.1% of the outstanding CompuServe shares) in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block Shares at any stockholder meeting or otherwise as described in the preceding sentence, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 31, 1998, provided that the conditions to the CompuServe Merger are then fulfilled or waived.

The AOL Transaction

     On September 7, 1997, WorldCom also entered into the AOL Agreement, under which WorldCom agreed to (a) transfer to AOL the online services businesses of CompuServe and Spry, Inc., a CompuServe subsidiary ("Sprynet"), which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS, a wholly-owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the online services businesses of CompuServe and Sprynet, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. The closing of the AOL Transaction is conditioned on, and is expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction, which will be accounted for as a purchase, is subject to certain other conditions. The applicable waiting period under the Hart-Scott-Rodino Act with respect to the AOL Transaction has expired.

The BFP Merger

     WorldCom entered into an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") with BFP and a wholly owned acquisition subsidiary of WorldCom, providing for the BFP Merger. In the BFP Merger, each share of common stock, par value $.01, of BFP (the "BFP Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the BFP Exchange Ratio. The "BFP Exchange Ratio" will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty-day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if such average trading price is greater than or equal to $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction determined by dividing $58.00 by such average trading prices; and
(iii) if such average trading price is less than $31.35, the BFP Exchange Ratio will equal 1.85. Based on (i) BFP Common Stock outstanding as of December 23, 1997 (including an estimated 73,000 shares that will be issuable immediately prior to the effective time of the BFP Merger pursuant to an employee stock purchase plan) and (ii) assumed BFP Exchange Ratios of 1.65 and 1.85, approximately 64,729,280 shares and 72,575,253 shares, respectively, of WorldCom Common Stock will be issued in the BFP Merger. In addition, outstanding warrants and options to purchase shares of BFP Common Stock would be converted in the BFP Merger to warrants and options to acquire an aggregate of approximately 4,634,777 shares and 5,196,569 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the BFP Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as if they had exercised prior to the BFP Merger, at the same aggregate exercise price. The BFP Merger has been structured to qualify as a pooling of interests. Consummation of the BFP Merger is subject to the fulfillment of a number of conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act and the receipt of other required regulatory approvals (which condition has been satisfied), and the absence of certain material adverse changes. Consummation of the BFP Merger is also subject to the approval and adoption of the BFP Merger Agreement by the stockholders of BFP. The BFP Merger Agreement may be terminated if the effective time has not occurred on or before March 31, 1998 and under certain other circumstances. Termination of the BFP Merger Agreement by WorldCom or BFP under certain circumstances will require one party to make a $40 million payment to the other party. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP Common Stock in favor of the BFP Merger Agreement. The closing of the BFP Merger is expected to occur on or about January 29, 1998, provided that the conditions to the BFP Merger are then fulfilled or waived.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, WorldCom will use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include the repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for each of the five years ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997, which ratios are based on the historical consolidated financial statements of WorldCom. The table also sets forth the pro forma combined data for the year ended December 31, 1996, which data give effect to the acquisition (the "MFS Merger") of MFS Communications Company, Inc. ("MFS")on December 31, 1996 as if the merger had occurred January 1, 1996. The table does not include pro forma information reflecting the MCI/WorldCom Merger or the other proposed transactions referred to herein, because such information is not required to be presented herein. The pro forma combined data are presented for comparative purposes only and are not intended to be indicative of actual results had the transaction occurred as of the date indicated above nor do they purport to indicate results that may be attained in the future.


                                                                       Historical
                                                                                                 Nine Months Ended
                                                       Year Ended December 31,                     September 30,
 ---------------------------------------------------------------------------------------------  ---------------------
                                         1992       1993       1994       1995       1996       1996       1997
                                         ----       ----       ----       ----       ----       ----       ----
Ratio of Earnings to Fixed Charges ...  1.47:1     5.10:1     0.15:1     2.59:1      N/A       1.41:1     2.49:1
Deficiency   of   Earnings   to  Fixed
  Charges (in thousands) .............      --         --     $52,597       --    $2,066,991      --        --

                                                                 Pro Forma Combined
                                                            -----------------------------
                                                                     Year Ended
                                                                 December 31, 1996
                                                            -----------------------------
 Ratio of Earnings to Fixed Charges ........................            N/A

 Deficiency of Earnings to Fixed Charges (in thousands) ....         $2,754,007

Notes to Computation of Ratio of Earnings to Fixed Charges

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations, and fixed charges consist of pretax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which the Company believes to be representative of interest, and preferred stock dividend requirements of majority-owned subsidiaries and 50-percent owned persons. For the historical years ended December 31, 1994 and 1996 and the pro forma combined year ended December 31, 1996, earnings were inadequate to cover fixed charges by the amounts shown.

(2) Results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge is based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. Additionally, 1996 results include other after-tax charges of $121 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and a $344 million after-tax write-down of operating assets within the Company's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The particular terms of each issue of Debt Securities, as well as any modifications or additions to such general terms that may apply in the case of such Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

The Indenture

     The Debt Securities will be issued under the Indenture, dated as of March 1, 1997, between the Company and The Chase Manhattan Bank, as successor to Mellon Bank, N.A. as trustee, or under another indenture between the Company and one or more other trustees to be selected by the Company (collectively, the "Indenture" and the "Trustee").

     The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Any amendments or modifications of the Indenture will be filed by the Company with the Commission on a Current Report on Form 8-K. Each Indenture will be available for inspection at the offices of the Trustee. The following description of the Indenture and summaries of certain provisions thereof do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), including the definitions of certain terms in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Indenture is by its terms subject to and governed by the Trust Indenture Act. Unless otherwise indicated, references under this caption to sections are references to the Indenture. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture may be obtained from the Company.

     The description of certain provisions of the Indenture described below reflect the terms of the Indenture as they are proposed to be modified in respect of the Debt Securities pursuant to the Board Resolutions, Officers' Certificates and/or supplemental indentures to be delivered to the Trustee in connection with the issuance of the several series of Debt Securities (the "Authorizing Resolutions").

General Terms of Debt Securities

     The Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more supplemental indentures (Section 301 of the Indenture). The Indenture also provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities (Section 101 of the Indenture). Any Trustee may resign or be removed with respect to one or more series of Debt Securities issued under the Indenture, and a successor Trustee may be appointed to act with respect to such series (Section 608 of the Indenture).

     In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities issued under the Indenture, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 609 of the Indenture), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities to be offered for the following terms thereof: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the purchase price of such Debt Securities (expressed as a percentage of the principal amount); (4) the date or dates, or the method for determining such date or dates, on which the principal (and premium, if any) of such Debt Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method for determining such rate or rates, at which such Debt Securities will bear interest, if any; (6) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for the interest payable on any registered Debt Security on such Interest Payment Dates, and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months; (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable and such Debt Securities may be surrendered for registration of transfer or exchange; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option; (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities will be redeemed or purchased, as a whole or in part, pursuant to such obligation; (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula, or other method (which index, formula, or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (12) any additions, modifications, or deletions in the terms of such Debt Securities with respect to the Events of Default set forth in the Indenture; (13) any additions, modifications, or deletions in the terms of such Debt Securities with respect to the other covenants set forth in the Indenture; (14) whether such Debt Securities will be issued in certificated or book-entry form; (15) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 or any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 or any integral multiple thereof; and (16) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301 of the Indenture).

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special U.S. federal income tax, accounting, and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities (other than those issued in global form) will be issued in registered form without coupons in denominations of $1,000 and integral multiples thereof or in bearer form in a denomination of $5,000 (Section 302 of the Indenture).

     No stockholder, employee, officer, director or incorporator as such, past, present or future, of the Company shall have any personal liability in respect of the obligations of the Company under the Indenture or the Debt Securities by reasons of his, her or its status as such stockholder, employee, officer, director or incorporator.

Certificated Securities

     Except as may be set forth in the applicable Prospectus Supplement, Debt Securities will not be issued in certificated form. If, however, Debt Securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indenture).

Book-Entry Debt Securities

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global

Security will be made by the Company to the Trustee under the applicable Indenture and forwarded by the Trustee to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

     So long as DTC or any successor depository (collectively, the "Depository") or its nominee is the registered owner of a Global Security, the Depository, or such nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depository. Such participants may include Morgan Guaranty Trust Company of New York, Brussels, Belgium office or Cedel S.A. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form, and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on DTC's procedures and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. If the Company requests any action of Holders or if an owner of a beneficial interest in a Global Security desires to take any action that a Holder is entitled to take under the applicable Indenture, DTC will authorize the participants holding the relevant beneficial interests to give or take such action, and such participants will otherwise act upon the instructions of beneficial owners holding through them.

     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

              DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate is issued with respect to any remaining principal amount of such series.

              DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

              Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

              To facilitate subsequent transfers, the Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

              Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

              Redemption notices shall be sent to Cede & Co. If less than all of the Debt Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

              Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt
         Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

              Principal,  premium,  if any,  and  interest  payments on the Debt
         Securities are made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

              DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

              The  Company  may  decide  to  discontinue  use of the  system  of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

     None of the Company, any underwriter or agent, the Trustee, or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial interest.

Merger

     The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either (i) the Company shall be the continuing corporation or (ii) the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance and observance of all the covenants and conditions of the applicable Indenture and (b) the Company or such successor corporation shall not immediately thereafter be in default under the applicable Indenture (Section 801 of the Indenture). In the case of such a transaction, the successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Indenture as the party of the first part (Section 802 of the Indenture).

Limitation on Liens

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, or suffer to be created or to exist, any Lien (other than Permitted Liens) upon any of its Property or assets, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Debt Securities will be secured by such Lien equally and ratably with (or prior to) all other indebtedness of the Company or any Restricted Subsidiary secured by such Lien for so long as any such other indebtedness of the Company or any Restricted Subsidiary shall be so secured. Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, issue, assume, or guarantee indebtedness secured by Liens on Property that are not Permitted Liens without equally and ratably securing the Debt Securities, provided that the sum of all such indebtedness then being issued, assumed, or guaranteed together with such indebtedness theretofore issued, assumed, or guaranteed that remains outstanding (the "Additional Permitted Secured Indebtedness") does not exceed 10% of the total assets of the Company and its Subsidiaries prior to the time such indebtedness was issued, assumed, or guaranteed, as reflected in the Company's then most recent balance sheet prepared in accordance with GAAP (Section 1004 of the Indenture, as modified by the Authorizing Resolutions). In respect of several series of securities (the "1997 Senior Securities") issued by the Company in April and August, 1997 in aggregate principal amount of approximately $3.35 billion, maturing from 2004 through 2027 (subject to prior redemption at the option of the Company), the Indenture provides, in lieu of the exception set forth in the immediately preceding sentence, for Additional Permitted Secured Indebtedness not exceeding 15% of Consolidated Net Tangible Assets prior to the time such indebtedness was issued, assumed, or guaranteed. As long as both the Debt Securities and the 1997 Senior Securities remain outstanding, the Company will be required to comply with both of the limitations on Liens referred to above.

     Set forth below is a summary of certain of the defined terms used herein and defined in Section 101 of the Indenture. Reference is made to the Indenture for the full definitions of such terms, as well as any capitalized terms used herein for which not definitions are provided.

      "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of this covenant, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      "Capital Stock" means, with respect to any person, any and all shares or other equivalents (however designated) of corporate stock, partnership interest or any other participation, right, warrant, option or other interest in the nature of an equity interest in such person, but excluding any debt security convertible or exchangeable into such equity interest.

     "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with GAAP, less (i) current liabilities (excluding current maturities of long-term debt and Capital Lease Obligations) and (ii) goodwill, trademarks, patents and minority interests of others.

     "GAAP" means United States generally accepted accounting principles as in effect as of the date of determination, unless stated otherwise.

     "Lien" means, with respect to any Property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction (other than any easement or zoning restriction not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

     "Permitted  Liens" means (i) Liens  existing on the date of the  Indenture;
(ii) Liens on Property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of or within 270 days after the acquisition of such Property for the purpose of financing all or any part of the purchase price thereof; (iii) Liens securing indebtedness owing by a Restricted Subsidiary to the Company or any wholly-owned Subsidiary of the Company; (iv) Liens on Property of any entity, or on the stock, indebtedness or other obligations of such entity, existing at the time (a) such entity becomes a Restricted Subsidiary, (b) such entity is merged into or consolidated with the Company or a Restricted Subsidiary or (c) the Company or a Restricted Subsidiary acquires all or substantially all of the assets of such entity; provided that no such Lien extends to any other Property; (v) Liens on Property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to such Property; (vi) Liens on the Property of the Company or any of its Subsidiaries securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds and (c) other nondelinquent obligations of a like nature, in each case, incurred in the ordinary course of business; (vii) Liens securing Capital Lease Obligations, provided that (a) any such Lien attaches to the Property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the Property so acquired; (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; (ix) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation; (x) statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings; (xi) Liens arising solely by operation of law and in the ordinary course of business, such as mechanics', materialmen's, warehousemen's and carriers' Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable Property located on premises leased in the ordinary course of business; (xii) Liens on personal Property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation thereof and on accounts receivable associated with a receivables financing program of the Company or any of its Subsidiaries; and (xiii) any renewal, extension or replacement (in whole or in part) for any Lien permitted pursuant to exceptions (i) through (xii) above or of any indebtedness secured thereby, provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property).

     "Property" means, with respect to any person, any interest of such person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other person (but excluding Capital Stock or other securities issued by such first mentioned person).

     "Receivables Subsidiary" means a special purpose wholly owned Subsidiary created in connection with any transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

     "Restricted Subsidiary" means any Subsidiary of the Company if (i) such Subsidiary has substantially all of its Property in the United States (other than its territories and possessions) and (ii) at the end of the most recent fiscal quarter of the Company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Subsidiary held by the Company and its other Subsidiaries exceeded 10% of the Company's Consolidated Net Tangible Assets; provided, however, that the term Restricted Subsidiary shall not include (a) any Subsidiary acquired by the Company subsequent to the date of the Indenture unless and until such time as such corporation is designated by the Company as a "Restricted Subsidiary" or otherwise similarly treated under the Company's $5 billion five-year revolving credit facility or any other agreement of the Company for indebtedness for borrowed money or (b) any Receivables Subsidiary. (Section 101 of the Indenture as modified by the Authorizing Resolutions. In respect of the 1997 Senior Securities, in lieu of the exception described in clause (a) above, the Indenture excludes from the definition of Restricted Subsidiary any of MFS Communications Company, Inc. or its Subsidiaries unless and until such time as such corporation is designated by the Company as a "Restricted Subsidiary" or otherwise similarly treated under the Company's $5 billion five-year revolving credit facility or any other agreement of the Company for indebtedness for borrowed money. As long as both the Debt Securities and the 1997 Senior Securities remain outstanding, the Company will be required to comply with provisions relating to Restricted Subsidiaries as applicable for purposes of both the Debt Securities and the 1997 Senior Securities.

      "Sale and Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of its Restricted Subsidiaries.

      "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Events of Default, Notice and Waiver

     The Indenture provides that the following events are Events of Default with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (c) default in making a sinking fund payment required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 90 days after written notice as provided in the Indenture (which notice period is 60 days in respect of the 1997 Senior Securities); (e) certain events of bankruptcy, insolvency, or reorganization, or court appointment of a receiver, liquidator, or trustee of the Company or all or substantially all of its property; and (f) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of the Indenture, as modified by the Authorizing Resolutions). In respect of the 1997 Senior Securities, the Indenture also includes within the meaning of Events of Default certain events of default resulting in the acceleration of the maturity of indebtedness aggregating in excess of $50,000,000 under any mortgages, indentures(including the Indenture), or instruments under which the Company may have issued, or by which there may have been secured or evidenced, any other indebtedness(including debt securities of any other series issued under the Indenture) of the Company, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled. Accordingly, if such events were to occur, the principal amount of the 1997 Senior Securities may be declared to be due and payable at a time when the Debt Securities would not be so declared to be due and payable, and such acceleration in respect of the 1997 Senior Securities may adversely affect the ability of the Company to make required payments in respect of the Debt Securities.

     Within 90 days after the occurrence of any default with respect to any series of Debt Securities, the Trustee shall transmit notice of such default (unless cured or waived) known to the Trustee to the Holders of such Debt Securities; provided, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Indenture).

     If an Event of Default under the Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders) (Section 502 of the Indenture). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee prior to the Stated Maturity thereof, the Holders of a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502 of the Indenture). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive certain past defaults with respect to such series and its consequences (Section 513 of the Indenture). Reference is made to the Prospectus Supplement relating to any series of Debt Securities issued under the Indenture which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof. Within 120 days after the close of each fiscal year, the Company must file with the Trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1006 of the Indenture).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602 of the Indenture). Subject to such provisions for indemnification and certain limitations contained in the Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee (Section 512 of the Indenture).

Modification of the Indenture

     The Indenture contains provisions permitting the Company and the Trustee to enter into one or more indentures supplemental to the Indenture without the consent of the holders of any Debt Securities for certain purposes, including the following: (a) to evidence the succession of another entity to the Company and the assumption by such entity of the covenants of the Company contained in the Indenture, (b) to add to the covenants of the Company for the benefit of the holders of any series of the Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon the Company in the Indenture; (c) to add any additional Events of Default for the benefit of the Holders of any series of the Debt Securities (and if such Events of Default are to be for the benefit of less than all series of Debt Securities, stating that such Events of Default are expressly being included solely for the benefit of such series); provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of that or those series of Debt Securities to which such additional Events of Default apply to waive such default; (d) to add to or change any of the provisions of the Indenture to permit or facilitate the issuance of any series of the Debt Securities in uncertificated or bearer form; (e) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (f) to provide security for the Debt Securities; (g) to establish the form or terms of any series of Debt Securities and any related coupons in accordance with the terms and conditions of the Indenture; (h) to evidence and provide for the acceptance and appointment of a successor Trustee with respect to any series of Debt Securities and to add to or change any of the provisions of the Indenture to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture and which additional provisions shall not adversely affect the interests of the Holders of any series of the Debt Securities; or (j) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of the Debt Securities in accordance with terms and conditions of the Indenture provided that any such action shall not adversely affect the interests of the holders of any series of the Debt Securities in any material respect (Section 901 of the Indenture).

     The  Indenture  also  contains  provisions  permitting  the Company and the
Trustee, with the consent of the Holders of not less than a majority in principal amount of all the Outstanding Debt Securities under the Indenture affected by the terms of any such supplemental indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders of any series of Debt Securities, except that, without the consent of the Holders of each such Debt Security affected thereby, no such supplemental indenture shall (a) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the Maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change any obligation of the Company to pay additional amounts pursuant to Section 1007 of the Indenture (except as otherwise contemplated by the Indenture); (d) adversely affect any right of repayment at the option of the Holder such Debt Security; (e) change the place of payment where, or the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Security or any premium or interest thereon is payable; (f) impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or in the case of redemption or repayment at the option of the Holder of such Debt Security, on or after the Redemption Date or the Repayment Date, as the case may
be) with respect to any such Debt Security; (g) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver with respect to such series or compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences; (h) reduce the quorum or voting requirements as contained in the Indenture with respect to such Debt Securities; or (i) modify any of the provisions of the Indenture relating to supplemental indentures or waiver of past defaults with respect to such Debt Securities except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived with respect to such Debt Securities without the consent of the Holders of each such Debt Security (Section 902 of the Indenture).

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more series of the Debt Securities, or which modifies the rights of Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series, but shall require the consent, in accordance with the provisions of the Indenture, of the Holders of at least a majority of the Outstanding Debt Securities of such one or more particular series. It is not necessary for the Holders of the Debt Securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if such Holders approve the substance thereof

(Section 902 of the Indenture). Every supplemental indenture executed pursuant to the Indenture will conform to the requirements of the Trust Indenture Act as then in effect (Section 905 of the Indenture).

Satisfaction and Discharge of the Indenture, Covenant Defeasance

     The Company may, at its option, elect to have either or both of (a) the defeasance provision of the Indenture or (b) the covenant defeasance provision of the Indenture apply to a series of Debt Securities upon compliance with the applicable conditions set forth in the Indenture. (Section 1401 of the Indenture) The Company shall be deemed to have been discharged from its obligations with respect to a series of Debt Securities on the date the conditions set forth below are satisfied (hereinafter, "defeasance"), except for the following obligations which shall survive until otherwise terminated or discharged pursuant to the Indenture: (i) the rights of holders of such Debt Securities to receive, solely from the trust fund described in Section 1404 of the Indenture, payments in respect of the principal of (and premium, if any) and interest, if any, on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to such Debt Securities under Sections 305, 306, 1002 and 1003 of the Indenture and with respect to the payment of additional amounts, if any, as contemplated by Section 1007 of the Indenture,
(iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (iv) the obligations contained in the article of the Indenture relating to defeasance and covenant defeasance. The Company shall be released from its obligations under any covenant with respect to such Debt Securities on and after the date the conditions set forth below are satisfied (hereinafter, "covenant defeasance") (Sections 1402 and 1403 of the Indenture).

     The following are the conditions that must be satisfied prior to defeasance or covenant defeasance: (a) the Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, money and/or Government Obligations sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any) and interest, if any, on the Debt Securities to be defeased on the Stated Maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to such Debt Securities; (b) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (c) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Debt Securities shall have occurred and be continuing on the date of such deposit, or if applicable, at any time during the period ending on the 91st day after the date of such deposit; (d) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred; (e) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or the covenant defeasance (as the case may be) have been complied with and an opinion of counsel to the effect that either (i) as a result of a deposit pursuant to subsection (a) above, registration is not required under the Investment Company Act of 1940, as amended, by the Company, with respect to the trust funds representing such deposit or by the Trustee for such trust funds or (ii) all necessary registrations under said Act have been effected; and (f) such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations which may be imposed on the Company in connection therewith pursuant to Section 301 of the Indenture (Section 1404 of the Indenture).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indenture).

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Events of Default described in clauses (d) and (f) under "Events of Default, Notice and Waiver", the amount of money in which such Debt Securities are payable, and Government Obligations on deposit with the relevant Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series and any related coupons.

Regarding the Trustee

     The Chase Manhattan Bank, Trustee under the Indenture, is a participant in the Company's revolving credit and term loan agreements. In addition, the trustee may from time to time enter into other lending transactions with the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in or outside the United States to or through underwriters, through or to dealers, directly to one or more purchasers, or through agents. The Prospectus Supplement with respect to the Debt Securities offered hereby will set forth the terms of the offering of the Debt Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Debt Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or re-allowed or paid to dealers, and any securities exchanges on which the Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters or agents. The underwriter or underwriters with respect to a particular underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale of Debt Securities with respect to which this Prospectus is delivered, the Company will sell such Debt Securities to the dealers as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus
Supplement  relating  thereto.  Unless  otherwise  indicated  in the  Prospectus

Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of the Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers from certain types of institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Debt Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Debt Securities.

          GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     When so provided in the Prospectus Supplement, investors in the Global Securities representing any of the Debt Securities issued hereunder may hold a beneficial interest in such Global Securities through DTC, CEDEL, or Euroclear (as defined below) or through participants. The Global Securities may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth in the applicable Prospectus Supplement.

     Cedel S.A. ("CEDEL") is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between CEDEL participants through electronic book-entry changes in accounts of CEDEL participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the underwriters named in any Prospectus Supplement. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a CEDEL participant, either directly or indirectly.

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office (the "Euroclear Operator" or "Euroclear"), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of Morgan Guaranty Trust Company of New York ("Morgan") which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Principal, premium, if any, and interest payments with respect to Debt Securities held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations as described below. The CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the relevant Indenture on behalf of a CEDEL participant or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect such actions on its behalf through the Depository.

Initial Settlement

     All Global Securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in the Depository. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective depositories, Citibank and Morgan, which in turn will hold such positions in accounts as participants of DTC.

     Global Securities held through DTC will follow the settlement practices described above. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Global Securities held through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC participants will be settled using the procedures described above.

     Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

     Trading between DTC Seller and CEDEL or Euroclear Purchaser. When beneficial interests in the Global Securities are to be transferred from the account of a DTC participant to the account of a CEDEL participant or a Euroclear participant, the purchaser will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. CEDEL or Euroclear will instruct Citibank or Morgan, respectively, as the case may be, to receive a beneficial interest in the Global Securities against payment. Unless otherwise set forth in the Prospectus Supplement, payment will include interest accrued on the beneficial interest in the Global Securities so transferred from and including the last coupon payment date to and excluding the settlement date, on the basis on which interest is calculated on the Debt Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or Morgan to the DTC participant's account against delivery of the beneficial interest in the Global Securities. After settlement has been completed, the beneficial interest in the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and the interest on the beneficial interest in Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the CEDEL or Euroclear cash debit will be valued instead as of the actual settlement date.

     CEDEL participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if CEDEL or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, CEDEL participants or Euroclear participants purchasing beneficial interest in Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Securities were credited to their accounts. However, interest on the beneficial interests in the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in Global Securities to Citibank or Morgan for the benefit of CEDEL participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

     Trading between CEDEL or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, CEDEL and Euroclear participants may employ their customary procedures to transactions in which the beneficial interest in the Global Securities is to be transferred by the respective clearing system, through Citibank or Morgan, to a DTC participant. The seller will send instructions to CEDEL or Euroclear through a participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct Citibank or Morgan, as appropriate, to deliver the beneficial interest in the Global Securities to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interests in the Global Securities from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Securities. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL or Euroclear participant the following day, and receipt of the cash proceeds in the CEDEL or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the CEDEL or Euroclear participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use CEDEL or Euroclear and that purchase beneficial interests in Global Securities from DTC participants for credit to CEDEL participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

         (1) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

         (2) borrowing beneficial interests in the Global Securities in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Securities sufficient time to be reflected in the appropriate CEDEL or Euroclear account in order to settle the sale side of the trade; or

         (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the CEDEL participant or Euroclear participant.

     Although the DTC, CEDEL, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among participants of the DTC, CEDEL, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

       CERTAIN UNITED STATES FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of Global Securities holding securities, directly or indirectly, through CEDEL or Euroclear (or through DTC if the Holder has an address outside the United States) will be subject to the 30% United States withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by United States persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the United States entity required to withhold tax complies with applicable certification requirements, and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

         Exemption for non-U.S. persons (Form W-8). Non-U.S. persons that are beneficial owners (other than a beneficial owner that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or a controlled foreign corporation that is related to the Company through stock ownership) can obtain a complete exemption from the withholding tax by filing a properly completed Form W-8 (Certificate of Foreign Status).

         Exemption for non-U.S.  persons with effectively connected income (Form
     4224). A non-U.S. person, including a non-U.S. corporation or bank with a United States branch, that is a beneficial owner and for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing a properly completed Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

         Exemption or reduced rate for non-U.S. persons resident in treaty countries (Form 1001). Non-U.S. persons that are beneficial owners that are entitled to the benefits of an income tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing a properly completed Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the beneficial owner or the beneficial owner's agent.

         Exemption for U.S. Persons (Form W-9). United States persons can obtain a complete exemption from the withholding tax by filing a properly completed Form W-9 (Request for Taxpayer Identification Number and Certification).

United States Federal Income Tax Reporting Procedure

     The beneficial owner of the Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the entity through whom it directly holds the Global Security. For example, if the beneficial owner is listed directly on the books of Euroclear or CEDEL as the Holder of the Debt Security, the Internal Revenue Service ("IRS") Form must be provided to Euroclear or CEDEL, as the case may be. Each person through which a Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Debt Security, until the IRS Form is received by the U.S. person who would otherwise be required to withhold U.S. federal income tax from interest on the Debt Security. For example, in the case of Debt Securities held through Euroclear or CEDEL, the IRS Form (or a copy thereof) must be received by the U.S. depository of such clearing agency. Applicable procedures include, if a beneficial owner of the Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution (a "financial institution") that holds the Debt Security in the ordinary course of its trade or business on the owner's behalf, that such financial institution certify to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and that it furnish the payor with a copy thereof.

     As used in this section on tax documentation requirements and the following section ("Additional United States Federal Tax Considerations for Non-U.S. Persons"), the term "U.S. person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all the trust's substantial decisions. The terms "United States" and "U.S." means the United States of America (including the States and the District of Columbia).

Additional United States Federal Tax Considerations for Non-U.S. Persons

     Any capital gain realized on the sale, exchange, redemption, or other disposition of Debt Securities by a non-U.S. person will not be subject to United States federal income or withholding taxes unless, in the case of an individual, such Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other disposition or receipt and certain other conditions are met, or the gain is effectively connected with a United States trade or business of the non-U.S. person.

     Payments made on Debt Securities and proceeds from the sale of Debt Securities received by a non-U.S. person will not be subject to a backup withholding tax of 31% or to information reporting requirements unless, in general, the Holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax or reporting requirements under applicable provisions of the Internal Revenue Code (see "Certain U.S. Federal Income Tax Documentation Requirements").

     Treasury Regulations issued on October 14, 1997, which will be applicable to payments made after 1998 (with certain transition rules), provide for the unification and simplification of certain current certification procedures. Under these regulations, a Form W-8 will replace Forms 1001 and 4224 and become the only form necessary to obtain a withholding exemption or reduction for non-U.S. Holders. Further, pursuant to these new regulations, special rules permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. Although a beneficial owner will still be required to submit a Form W-8 to such an intermediary, such intermediary generally will not be required to forward a Form W-8 received from such beneficial owner to the withholding agent. Both U.S. Holders and non-U.S. Holders are urged to consult their own tax advisors with respect to these new regulations.

     Debt Securities will not be subject to United States federal estate tax as a result of the death of a Holder who is not a citizen or resident of the United States at the time of death, unless such Holder at the time of death actually or constructively owns 10 percent or more of the combined voting power of all classes of stock of the Company or, at the time of such Holder's death, payments of interest on such Debt Securities are effectively connected with the conduct by such Holder of a trade or business in the United States.

     This summary does not deal with all aspects of U.S. income tax and withholding or the application of any U.S. income or estate tax treaty that may be relevant to foreign beneficial owners of the Global Securities, including special categories of foreign investors who may not be eligible for exemptions from U.S. withholding tax. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of beneficial interests in the Global Securities. Any additional requirements, if applicable, will be set forth in the Prospectus Supplement.

                                     EXPERTS

     The consolidated financial statements and schedule of WorldCom as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements and schedule of MFS as of December 31, 1996, and for the period then ended (see Note 1 to the MFS Consolidated Financial Statements), and for the year ended December 31, 1996, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed December 19, 1997) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of MFS as of December 31, 1995 and 1994, and for each of the three and two years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996 and December 19, 1997), and incorporated by reference into this registration statement, have been incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of UUNET as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of MCI for the year ended December 31, 1996 incorporated in this Prospectus by reference to WorldCom's Current Report on Form 8-K/A-2 dated November 9, 1997 (filed January 28, 1998), have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the securities registered hereby:

         SEC registration fee..................    $  1,475,000
         Printing expenses.....................    $     45,000
         Blue Sky fees and expenses............    $     25,000
         Trustee's fees and expenses...........    $     30,000
         Accountants' fees and expenses........    $     15,000
         Legal fees and expenses...............    $    100,000
         Miscellaneous.........................    $     10,000
                                                    -----------

                  Total.........................    $ 1,700,000
                                                    ===========

Item 15.  Indemnification of Directors and Officers

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

     The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he or she is made a party by reason of being a director of WorldCom and of directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

     A Georgia  corporation may not indemnify a director under Section  14-2-851
(i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

     Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

     A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

     The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

     Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, WorldCom's Bylaws, general or specific actions by its board of directors or contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The  indemnification  provisions  of  Article X of  WorldCom's  Bylaws  and
Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

     Reference is made to the form of  Underwriting  Agreement  filed as Exhibit
1.1 with respect to indemnification of the Company, its directors and certain officers by the Underwriters or by an agent, as the case may be.

Item 16.  Exhibits

See Exhibit Index.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7)The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on January 27, 1998.

                                           WORLDCOM, INC.


                                           By:     /s/ SCOTT D. SULLIVAN
                                               --------------------------------
                                                     Scott D. Sullivan
                                                   Chief Financial Officer

                                                  POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, John W. Sidgmore, Scott D. Sullivan and Charles T. Cannada, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Name                   Title                             Date
         -------                 -------                          ---------

    /s/ CARL J. AYCOCK           Director                       January 27, 1998
 --------------------------
      Carl J. Aycock


    /s/ MAX E. BOBBITT           Director                       January 27, 1998
 --------------------------
      Max E. Bobbitt

                                 Chairman, President and Chief
                                   Executive Officer (Principal
                                   Executive Officer)           January 27, 1998
  /s/ BERNARD J. EBBERS
 --------------------------
    Bernard J. Ebbers


   /s/ FRANCESCO GALESI          Director                       January 27, 1998
 --------------------------
     Francesco Galesi

   /s/ RICHARD R. JAROS          Director                       January 27, 1998
 --------------------------
     Richard R. Jaros


 /S/ STILES A. KELLETT, JR       Director                       January 27, 1998
 --------------------------
  Stiles A. Kellett, Jr.


   /s/ DAVID C. MCCOURT          Director                       January 27, 1998
 --------------------------
     David C. McCourt


    /s/ JOHN A. PORTER           Director                       January 27, 1998
 --------------------------
      John A. Porter
                                 Vice Chairman of the Board,
                                   Chief Operations Officer and
   /s/ JOHN W. SIDGMORE            Director                     January 27, 1998
 --------------------------
     John W. Sidgmore
                                 Chief Financial Officer and
                                   Director (Principal Financial
                                   Officer and Principal
  /s/ SCOTT D. SULLIVAN            Accounting Officer)          January 27, 1998
 --------------------------
    Scott D. Sullivan


  /s/ LAWRENCE C. TUCKER         Director                       January 27, 1998
 --------------------------
    Lawrence C. Tucker

                                  EXHIBIT INDEX

Exhibit No.                        Description

1.1 Form of Underwriting Agreement Standard Provisions for Debt Securities, with form of Terms Agreement (incorporated by reference to Exhibit No.
         1.1 to the Registrant's Registration Statement on Form S-3 No. 333-20911, filed January 31, 1997).

2.1 Purchase and Sale Agreement by and among America Online, Inc., ANS Communications, Inc. and WorldCom, Inc. ("WorldCom") dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.4 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997)(File 0-11258))*

2.2 Amended and Restated Agreement and Plan of Merger by and among WorldCom, BV Acquisition, Inc. and Brooks Fiber Properties, Inc. ("BFP"), dated as of October 1, 1997 (incorporated herein by reference to Exhibit 2.1 to BFP's Current Report on Form 8-K dated October 1, 1997 (filed October 6, 1997)(File 0-28036))*

2.3 Agreement and Plan of Merger by and among WorldCom, TC Investments Corp. and MCI Communications Corporation dated as of November 9, 1997 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

2.4 Agreement by and among British Telecommunications plc, MCI Communications Corporation and WorldCom dated as of November 9, 1997 (incorporated herein by reference to Exhibit 99.1 to WorldCom's Current Report on Form 8-K dated November 9, 1997 (filed November 12, 1997) (File 0-11258))*

2.5 Agreement and Plan of Merger by and among WorldCom, H&R Block, Inc., H&R Block Group, Inc., CompuServe Corporation and Walnut Acquisition Company L.L.C., dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.1 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.6 Stockholders Agreement by and among H&R Block, Inc., H&R Block Group, Inc., and WorldCom dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

2.7 Standstill Agreement by and among H&R Block, Inc., H&R Block Group, Inc. and WorldCom, dated as of September 7, 1997 (incorporated herein by reference to Exhibit 2.3 to WorldCom's Current Report on Form 8-K dated September 7, 1997 (filed September 17, 1997) (File 0-11258))*

4.1 Indenture dated March 1, 1997 by and between WorldCom, Inc. and Mellon Bank, N.A., as trustee (under which The Chase Manhattan Bank now acts as successor trustee) (incorporated herein by reference to Exhibit 4.6 to WorldCom's Form 10-Q for the period ended March 31, 1997 (File No. 0-11258))

5.1      Validity Opinion of WorldCom Counsel

12.1     Statement re Computation of Ratio of Earnings to Fixed Charges

23.1     Consent of Arthur Andersen LLP

23.2     Consent of Coopers & Lybrand LLP

23.3     Consent of Arthur Andersen LLP

23.4     Consent of Arthur Andersen LLP

23.5     Consent of Price Waterhouse LLP

23.6     Consent of WorldCom Counsel (included in Exhibit 5.1)

24.1     Power of Attorney (included in Signature Page)

25.1  Statement  of  Eligibility  of  Trustee  on Form T-1 with  respect  to the
Indenture
-----------

* The Registrant hereby agrees to furnish supplementally to the Commission a copy of any omitted schedules to such Agreement upon the Commission's request.











































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